Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Casablanca Mining Ltd.

We have audited the accompanying balance sheets of Casablanca Mining Ltd. (an exploration stage company) (formerly USD Energy Corp.), as of December 31, 2010 and 2009 and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the periods then ended and for the period from June 27, 2008 (inception) through December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Casablanca Mining Ltd. as of December 31, 2010 and 2009 and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the periods then ended and the period from June 27, 2008 (inception) through December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has suffered losses from operations and has no sources of revenue that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Gruber & Company, LLC
     Gruber & Company, LLC
     Lake Saint Louis, Missouri
     April 14, 2011

Exhibit 99.1

Casablanca Mining Ltd.
(An Exploration Stage Company)
Balance Sheets

	December 31,2010	December 31,2009
ASSETS
Current Assets
Cash	$9,390	$—
Accounts receivable	9,762	—
Total Current Assets	19,152	—

Other Assets
Property and equipment	3,745,516	—
Goodwill	66,258	—
Total Other Assets	3,811,774	—

TOTAL ASSETS	3,830,926	—

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current Liabilities
Notes payable	468,064	32,110
Accounts payable and accrued interest	15,350	1,640
Due to related parties	1,092,000	5,000
Total Liabilities	1,575,414	38,750

Stockholders' Equity (Deficit)
Common stock, $.001 par value,
100,000,000 shares authorized, 50,067,767 shares and 1,053,900
shares issued and outstanding respectively	50,068	1,054
Paid in capital	2,285,394	14,096
Deficit accumulated during development stage	(79,950)	(53,900)
Total Stockholders Equity (Deficit)	2,255,512	(38,750)

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)	$3,830,926	$—

See notes to financial statements

Exhibit 99.1

Casablanca Mining Ltd.
(An Exploration Stage Company)
Statements of Operations

	For the year ended December 31, 2010	For the year ended December 31, 2009	From June 27, 2008 (Inception) to December 31, 2010
Income	$—	$—	$—

Operating expenses
General and administrative	—	—	20
Legal and accounting	23,850	47,240	76,090
Total expenses	23,850	47,240	76,110

Ordinary income (loss)	(23,850)	(47,240)	(76,110)

Interest income (expense)	(2,201)	(1,640)	(3,840)

Net income (loss)	$(26,051)	$(48,880)	$(79,950)

Loss per share	$(0.01)	$(0.05)	$(0.04)

Weighted average common shares	3,468,122	986,748	1,894,147

See notes to financial statements

Exhibit 99.1

Casablanca Mining Ltd.
(An Exploration Stage Company)
 Statements of Cash Flows

	For the year ended December 31, 2010	For the year ended December 31, 2009	From June 27, 2008 (Inception) to December 31, 2010

Net Loss	$(26,051)	$(48,880)	$(79,950)

Adjustment to reconcile net loss to net cash used in operating activities:
Accrued interest	(1,301)	1,640	338

Total cash used in operations	(27,352)	(47,240)	(79,612)

Cash flows from investment activities
Cash acquired in Santa Teresa Minerals acquisition	(9,390)	—	(9,390)
Intercompany loan to Santa Teresa Minerals	1,000,000	—	1,000,000

Total cash used in investing activities	990,610	—	990,610

Cash from financing activities

Stock offering	1,000,000	15,130	1,060,462
Notes payable	(17,960)	32,110	14,150
Loans from related parties	—	—	5,000

Total cash from financing activities	1,045,312	47,240	1,079,612

INCREASE (DECREASE) IN CASH	9,390	—	9,390

BEGINNING CASH	—	—	—

ENDING CASH	$9,390	$—	$9,390

Supplemental disclosure of non-cash investing activities:
Acquisition of Santa Teresa Minerals
Assets acquired	$3,755,278	$—	$3,755,278
Liabilites assumed	(2,555,926)	—	(2,555,926)
Goodwill	66,258	—	66,258
Total, net of cash aquired	1,265,610	—	1,265,610

Common stock issued for acquisition	1,275,000	—	1,275,000

See notes to financial statements

Exhibit 99.1

Casablanca Mining Ltd.
(An Exploration Stage Company)
Statement of Stockholder's Equity (Deficit)
For the period from June 27, 2008 (inception) to December 31, 2010

	Number of Shares Outstanding	Common Stock at Par Value	Paid in Capital	Deficit Accumulated During Exploration Stage	Total Stockholders Equity (Deficit)
Beginning balance	—	—	—	—	—

Stocks issued	600,000	600	(580)		20
Net loss December 31, 2008				(5,020)	(5,020)

Balance at December 31, 2008	600,000	600	(580)	(5,020)	(5,000)

Stocks issued for cash February 2009	453,900	454	14,676		15,130
Net loss December 31, 2009				(48,880)	(48,880)

Balance at December 31, 2009	1,053,900	1,054	14,096	(53,900)	(38,750)

Stocks issued for cash	21,500,000	21,500	978,500		1,000,000
Stocks issued for note conversion	2,013,867	2,014	43,298		45,312
Stocks issued in acquisition	25,500,000	25,500	1,249,500		1,275,000
Net loss December 31, 2010				(26,050)	(26,050)

Balance at December 31, 2010	50,067,767	50,068	2,285,394	(79,950)	2,255,512

See notes to financial statements

Exhibit 99.1

Casablanca Mining Ltd.
(An Exploration Stage Company)
Notes to Audited Financial Statements
For the period June 27, 2008 (Inception) through December 31, 2010

NOTE 1:     ORGANIZATION

Casablanca Mining Ltd. was incorporated as USD Energy Corp. (the “Company,” “Casablanca” or “we”) on June 27, 2008 in the State of Nevada.  On December 31, 2010, the Company completed the exchange of 25,500,000 shares of its Common Stock for all of the issued and outstanding capital shares of Santa Teresa Minerals, S.A., a limited liability company organized under the laws of Chile (“Santa Teresa Minerals”).   On February 4, 2011, the Company filed an amendment to its Articles of Incorporation with the Nevada Secretary of State to change its name from USD Energy Corp. to Casablanca Mining Ltd.

The Company has a plan of operations to engage in the business of the acquisition, exploration, development, and operation of precious metals properties.  The Company is an “exploration stage company” as defined in the Accounting Standards Codification Topic No. 915 “Development Stage Entities” (ASC 915).  The Company has devoted its resources to establishing the new business, and as the acquisition of Santa Teresa Minerals was not completed until December 31, 2010, planned operations had not yet commenced during the periods covered by these financial statements.  Accordingly, no revenues have been earned during the period from June 27, 2008 (date of inception) to December 31, 2010.

In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim period presented have been made.  The results of operations for the periods presented are not necessarily indicative of the results to be expected for the year.

The Company’s accounting and reporting policies conform to U.S. GAAP applicable to exploration stage enterprises.

The functional currency of Casablanca is the United States Dollar, the functional currency of its subsidiary Santa Teresa Minerals is Chilean Pesos.  The financial statements are presented in United States dollars.

NOTE 2:                      GOING CONCERN

The Company’s financial statements at December 31, 2010 and for the period June 27, 2008 (inception) through December 31, 2010 have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.  The Company has incurred a loss of $79,950 through December 31, 2010.  In addition, the Company has not generated any revenues.  These conditions raise substantial doubt as to the Company’s ability to continue as a going concern.

The Company may not be able to obtain additional funds that it may require.  The Company does not presently have adequate cash from operations to meet its long-term needs.  The Company does not currently have any established third-party bank credit arrangements.  The Company will seek additional funds through equity or debt financings, if available on terms and schedules acceptable to the Company.   If the additional funds that the Company may require are not available to it, the Company may be required to curtail significantly or eliminate some or all of its development programs.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Exhibit 99.1

NOTE 3:                      SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Mining Properties and Equipment

The Company will follow the successful efforts method of accounting.  All developmental costs will be capitalized.  The Company is predominately engaged in the acquisition and development of proved reserves as opposed to exploration activities.  Depreciation and depletion of producing properties will be computed on the unit-of-production method based on estimated proved reserves. Repairs and maintenance will be expensed, while renewals and betterments will be generally capitalized.

At least quarterly, or more frequently if conditions indicate that long-term assets may be impaired, the carrying value of our properties will be compared to management's future estimated pre-tax cash flow from the properties. If undiscounted cash flows are less than the carrying value, then the asset value will be written down to fair value. Impairment of individually significant unproved properties will be assessed on a property-by-property basis, and impairment of other unproved properties is assessed and amortized on an aggregate basis.

Asset Retirement Obligation

The Company’s financial statements will reflect the fair value for any asset retirement obligation, consisting of future plugging and abandonment expenditures related to our properties, which can be reasonably estimated. The asset retirement obligation will be recorded as a liability at its estimated present value at the asset's inception, with an offsetting increase to producing properties on the balance sheet. Periodic accretion of the discount of the estimated liability will be recorded as an expense in the statements of operations.

Stock Based Compensation

The Company records stock based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expense related to the fair value of its employee stock option awards.  This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award..

Estimates

The presentation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Fair Value of Financial Instruments

The carrying amounts for the Company’s cash and related party payables approximate fair value due to the short-term maturity of these instruments.

Exhibit 99.1

Income Taxes

Accounting Standards Codification Topic No. 740 “Income Taxes” (ASC 740) requires the asset and liability method of accounting be used for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings (Loss) Per Share

Per Accounting Standards Codification Topic 260 “Earnings Per Share” (ASC 260), basic EPS is determined using net income divided by the weighted average shares outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued.

NOTE 4:                      SANTA TERESA ACQUISITION

On December 31, 2010, the Company completed the exchange of 25,500,000 shares of its Common Stock, par value $.001 per share (“Common Stock”), valued at $.05 per share, for all of the issued and outstanding capital shares of Santa Teresa Minerals, pursuant to that certain Exchange Agreement (the “Exchange Agreement”), dated December 7, 2010, among the Company, Santa Teresa Minerals, and its shareholders, Juan Carlos Camus Villegas, Don Felipe Igancio Jimenez Gonzalez, Carolina Constanza Camus Gonzalez, Angelica Soledad Camus Gonzalez and Angelica Elisa Gonzalez Gonzalez (collectively, the “Santa Teresa Shareholders”).  The value of our shares of Common Stock was determined by a third party valuation. The Exchange Agreement was described in greater detail in our Current Report on Form 8-K filed December 13, 2010.

Before the Exchange Agreement, we had no previous relationship with Santa Teresa Minerals or any of the Santa Teresa Shareholders, except that Thomas Ronk, who immediately prior to the transaction that took place on December 31, 2010, beneficially owned 27% of our Common Stock, is the brother-in-law of Juan Carlos Camus Villegas.

Concurrent with the execution of the Exchange Agreement, we also entered into a Convertible Debt Agreement, whereby we assumed all existing debt of Santa Teresa Minerals, consisting of $1,087,000, owed to Juan Carlos Camus Villegas, a Santa Teresa Shareholder, and agreed to grant Mr. Villegas a convertible promissory note (the “Villegas Note”) for the amount of such debt.

Concurrent with the execution of the Acquisition Agreement, certain USD Principal Shareholders and the Santa Teresa Shareholders entered into a Shareholders Agreement, which grants the Santa Teresa Shareholders “drag along rights” to require the USD Shareholders to participate, on the same terms and conditions, in any change of control involving a sale of the Common Stock by the Santa Teresa Shareholders, and the USD Principal Shareholders “tag along rights” to participate, on the same terms and conditions, in any change of control involving a sale of the Common Stock by the Santa Teresa Shareholders, except such a sale to any affiliates of the selling shareholder.

We have reviewed our acquisition of Santa Teresa Minerals to determine the proper accounting for this transaction  in accordance with Accounting Standards Codification 805 – “Business Combinations” (ASC 805).  Based on our review of ASC 805-10-55-11 and ASC 805-10-55-12, we have determined that the acquisition should be treated as a purchase. The assets we acquired through Santa Teresa Minerals included principally: cash, accounts receivable, fixed assets (recorded at fair value) including land and mining equipment; and liabilities acquired consisted of accounts payable and notes and loans payable.   The difference between the value of the shares issued in consideration and the assets less liabilities was recorded as Goodwill.

See notes to financial statements

Exhibit 99.1

Assets & Liabilities Acquired	Amounts

Cash	9,390
Accounts Receivable	9,762
Fixes Assets	3,745,516
Goodwill	66,258
Accounts Payable	(15,012)
Notes and Loans Payable	(2,540,914)

Purachase Price	$1,275,000

NOTE 5:                      PROPERTY AND EQUIPMENT

Santa Teresa Minerals has fixed assets with a fair value of $3,745,516. The assets, with the exception of land which is not depreciable, are being amortized over their remaining useful lives.

12/31/2010

Mining Property/Land	3,291,472
Office Equipment	113,879
Furniture and Fixtures	109,851
Computer Equipment	56,584
Transportation Equipment	114,071
Office Improvements	78,987
Total Property and Equipment	3,764,844

Less Accumulated Depreciation	19,328

Net Property and Equipment	$3,745,516

NOTE 6:                      GOODWILL

In connection with the Santa Teresa Minerals acquisition we issued 25,500,000 shares of our common stock to Santa Teresa Minerals at a value of $.05 per share for a total value of $1,275,000. This was recorded as Common Stock at par value of $25,500 with the remaining $1,249,500 recorded as Paid In Capital. The $1,275,000 valuation less Santa Teresa Assets at book value plus Santa Teresa Liabilities at book value was recorded as Goodwill of $66,258 in accordance with Accounting Standards Codification Topic 805-30 (ASC 805-30) “Business Combinations – Goodwill or Gain from Bargain Purchase Including Consideration Transferred”. In accordance with Accounting Standards Codification Topic 350-20 “Intangibles - Goodwill and Other” (ASC 350-20) we will periodically test the Goodwill for impairment.

NOTE 7:                      DEBT

During the period ended December 31, 2008, Ms. Malone paid $5,000 on the Company’s behalf for legal fees. This was recorded as an interest free loan due to a related party. The loan is due to Ms. Malone upon receipt of funds from a stock offering or other fundraising. The balance due on this loan at December 31, 2010 is $5,000.

On February 7, 2009, the Company issued a Convertible Note (the “Note”) to Suprafin, Ltd. in exchange for Suprafin’s agreement to lend the Company up to $25,000 for operating expenses. The Note bears an interest rate of 10.0% per annum and initially provided for payment in full on February 7, 2010.

Exhibit 99.1

Unpaid principal and interest under the Note were convertible at any time at the holder’s option into shares of the Company’s Common Stock at the market closing price on the day prior to conversion. On February 5, 2010, the Note was amended to extend the maturity date to February 7, 2011, to increase the amount the Company may borrow to up to $50,000, and to set the conversion price at $.0225 per share.

On July 27, 2010, Suprafin elected to convert the $45,312 of then outstanding principal and interest under the Note into 2,013,867 shares of the Company’s Common Stock. During the three months ended December 31, 2010, Suprafin paid $8,650 on the Company’s behalf for legal and accounting fees, and the Company treated such payment as funds borrowed under the Note. At December 31, 2010, the principal balance due on the Note was $14,150, and accrued interest on the Note at December 31, 2010 was $338.

Concurrent with the execution of the Exchange Agreement, we also entered into a Convertible Debt Agreement, whereby we assumed all existing debt of Santa Teresa Minerals owed to Juan Carlos Camus Villegas, a Santa Teresa Shareholder, and agreed to grant Mr. Villegas a convertible promissory note (the “Villegas Note”) for, $1,087,000, the amount of such debt.

Exhibit 99.1

The Villegas Note will bear no interest and is payable in full, unless earlier converted, on November 1, 2012. Mr. Villegas may declare the Villegas Note immediately due and payable in the event of any material breach of the Villegas Note that remains uncured for 30 days, commencement of proceedings under bankruptcy, the Company’s dissolution, or attachment against a material portion of the Company’s assets. The Villegas Note is convertible during a period of 18 months following the closing of the Acquisition into (a) Common Stock at the conversion price of $0.01 per share of Common Stock, subject to certain adjustments in the event of merger, recapitalization or future capital stock issuances, or (b) in the event the Company issues any capital stock other than Common Stock, such new class or series of capital stock at a per share price equal to the lowest per share price at which such shares of new capital stock are issued. Such conversion right is limited so that Mr. Villegas may not convert the Villegas Note to the extent such conversion would result in the Santa Teresa Shareholders collectively holding, in the aggregate, more than 51% of the outstanding Common Stock of the Company. We have evaluated the beneficial conversion feature of this note as of December 31, 2010 and deemed it to be immaterial. We will re-evaluate this determination quarterly.

Santa Teresa Minerals also had the following outstanding notes and loans as of December 31, 2010, intercompany transactions have been eliminated in the consolidated balance sheets:

Description	Due Terms	Balance at 12/31/10

Note to Juan Carlos Camus	Assumed by Casablanca at Closing	1,087,000
Intercompany Loans from Casablanca	Interest Free, No Repayment Date	1,000,000
Loan with Banco Santander Chile 1/28/10	24 Months at 8.3%	44,158
Line of Credit with Banco Security 9/21/10	79 days at 6.1%	32,132
Line of Credit with Banco Security 10/26/10	83 days at 5.6%	144,675
Line of Credit with Banco Security 11/17/10	90 days at 5.8%	190,887
Loan with Metales Acer LTDA 4/30/10	Interest Free, No Repayment Date	42,063

	Total Due at 12/31/10	$2,540,914

NOTE 8:                      RELATED PARTY TRANSACTIONS

On June 27, 2008, 600,000 shares of common stock (post-split) were issued to Officer/Director Trisha Malone, pursuant to Section 4(2) of the Securities Act of 1933, in exchange for setup costs and the Company’s business plan.

During the period ended December 31, 2008, Ms. Malone paid $5,000 on the Company’s behalf for legal fees.  This was recorded as an interest free loan due to a related party. The loan is due to Ms. Malone upon receipt of funds from a stock offering or other fundraising.  The balance due on this loan at December 31, 2010 is $5,000.

Ms. Malone is the Corporate Secretary of Suprafin, Ltd., the entity that was issued a Note on February 7, 2009.  Ms. Malone does not have any direct financial interest in Suprafin, Ltd.

Thomas Ronk, who, immediately prior to the transactions that took place on December 31, 2010, beneficially owned 27% of our Common Stock, is the brother-in-law of Juan Carlos Camus Villegas.  Mr. Ronk did not own any shares of our Common Stock at the time the Company entered into the Stock Purchase Agreement.

NOTE 9:                      STOCK ISSUANCES

On June 27, 2008, 600,000 shares of common stock (post-split) were issued to Officer and Director Trisha Malone, pursuant to Section 4(2) of the Securities Act of 1933.

In February 2009, 453,900 shares of common stock (pre-split) were sold to investors pursuant to Regulation D, Rule 504 offering registered in the State of Illinois as a Small Corporate Offering. The shares were also offered to investors in California, pursuant to Section 25102(n) of the California Corporations Code and to investors in New York, pursuant to a Form 11 on file with the New York Department of Law.

On July 27, 2010, Suprafin elected to convert the  $45,312 of the then outstanding principal and interest under the Note, described in greater detail above under “Debt” into 2,013,867 shares of the Company’s Common Stock.

Exhibit 99.1

In connection with the Santa Teresa acquisition and pursuant to the Stock Purchase Agreement, dated December 7, 2010, we issued to Thomas Ronk, Angelique de Maison, the Izak Zirk Engelbrecht Living Trust and Kensington & Royce, Ltd. (collectively, the “USD Principal Shareholders”) an aggregate of 21,500,000 shares of Common Stock at a purchase price of $.05 per share Common Stock.

In connection with the Santa Teresa acquisition and pursuant to the Exchange Agreement, on December 31, 2010, we issued to the Santa Teresa Shareholders an aggregate of 25,500,000 shares of Common Stock, valued at $.05 per share.

NOTE 10:                      STOCK SPLIT

On July 14, 2009, the Company effected a 1 for 30 forward split of its Common Stock and has been applied on a retroactive basis.

NOTE 11:                      NEW ACCOUNTING PRONOUNCEMENTS

In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. 2) Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarifies existing disclosures as follows: 1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Thos disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company is currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our consolidated financial statements.

ASU 2010-28, Intangibles – Goodwill and Other (Topic 350) - When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts - a consensus of the FASB Emerging Issues Task Force This ASU modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The Company is currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our consolidated financial statements.

ASU 2010-29, Business Combinations (Topic 805) - Disclosure of Supplementary Pro Forma Information for Business Combinations - a consensus of the FASB Emerging Issues Task Force This ASU specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The ASU also expands the supplemental pro forma disclosures under ASC Topic 805. The amendments are effective prospectively for business combinations for which the acquisition date is on or after December 15, 2010. The Company is currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our consolidated financial statements.

Exhibit 99.1

NOTE 12:                      SUBSEQUENT EVENTS

In accordance with Accounting Standards Codification Topic No. 855 “Subsequent Events” (ASC 855), the Company has evaluated subsequent events through the time between the end of the reporting period and the time this Annual Report on Form 10-K for the period ended December 31, 2010 was filed with the Commission.  The following events occurred subsequent to December 31, 2010 and require disclosure or recognition in these financial statements.

On January 17, 2011, Suprafin, Ltd. (“ Suprafin”) converted the full amount of principal and accrued interest outstanding pursuant to that certain Convertible Promissory Note, dated February 7, 2009, issued by the Company in favor of Suprafin, as amended on February 5, 2010 (the “Suprafin Note”), into 641,111 shares of Common Stock.  The amount of principal and accrued interest at the time of conversion was approximately $14,425, and the conversion price pursuant to the Suprafin Note was $.0225. Prior to this conversion, no payments had been made to Suprafin pursuant to the Suprafin Note, but as previously disclosed, on July 27, 2010, Suprafin had elected to convert the $45,312 of outstanding principal and interest under the Suprafin Note into 2,013,867 shares of Common Stock.   Ms. Malone is the corporate secretary of Suprafin.

On January 19, 2011, the Company entered into a Stock Purchase Agreement with WealthMakers, Ltd. (“WealthMakers”) whereby WealthMakers purchased 800,000 shares of common stock of the Company (the “Common Stock”) for a purchase price of $800,000.

Angelique de Maison, who prior to the issuance of the shares as set forth above, beneficially owned 14.1% of the Company’s Common Stock, is Chief Executive Officer,  Chairman of the board of directors and majority shareholder of WealthMakers and Trisha Malone, who is Chief Financial Officer and a director of the Company, is a director of WealthMakers.  Ms. de Maison may be considered a related party to Zirk Engelbrecht, who is President and a director and of the Company, under the rules of the Securities Exchange Act of 1934.  Ms. de Maison, and any entity controlled by Ms. de Maison, disclaim beneficial ownership of any securities beneficially owned by Mr. Engelbrecht or any entity controlled by Mr. Engelbrecht, and Mr. Engelbrecht, and any entity controlled by Mr. Engelbrecht, disclaim beneficial ownership of any securities beneficially owned by Ms. de Maison or any entity controlled by Ms. de Maison.

On January 19, 2011, the Company’s board of directors adopted an amendment to the Bylaws for the Company.  The amendment adds Article XII to the Bylaws to provide details regarding the Company’s right to indemnify its directors, officers and other agents against judgments, settlements and other expenses incurred by them in connection with their service to the Company.  The Bylaw amendment provides that the Company may indemnify any person in connection with any threatened, pending or completed action or proceeding (including an action by or in the right of the Company) to which such person is made a party as a result of the fact that the indemnitee was a director, officer, employee or agent of the Company, in accordance with applicable law.  Additionally, the Bylaw amendment explicitly empowers the board of directors to expand upon these provisions through entering into agreements with the Company’s directors and officers or purchasing insurance on behalf of any director, officer, employee or agent.

Effective January 20, 2010:

●	Zirk Engelbrecht was appointed as President of the Company,

●	Trisha Malone resigned as Chief Executive Officer of the Company and Juan Carlos Camus Villegas was appointed Chief Executive Officer of the Company,

●	The size of the board of directors was increased to four directors, and

●	Mr. Engelbrecht, Mr. Villegas and Thomas Ronk were appointed to the board of directors to fill the vacancies created by the increase in size of the board of directors.

Ms. Malone continued as a director and Chief Financial Officer of the Company.  Also, on January 20, 2011, Bethany Tebbe resigned as Chief Operating Officer of the Company.

Exhibit 99.1

On February 2, 2011, the Company’s wholly-owned subsidiary, Santa Teresa Minerals, S.A., signed a Stock Purchase Business Agreement with Mario Oscar Comas San Martin (the “Purchase Agreement”) to increase its ownership stake in five of its Chilean gold mining subsidiaries.  The increased ownership stakes have been submitted to their respective local mining authorities for approval and recording which typically takes 30-60 days.  The increased stakes are being paid for in a combination of 20,000 shares of common stock of the Company and $200,000.00 cash paid in five monthly installments of $40,000 each, starting February 4, 2011.  The transactions contemplated by the Purchase Agreement will be completed upon recording of this agreement by the Chilean mining authorities.

Pursuant to the Purchase Agreement, the Company’s ownership stakes will be increased as follows:

●	The Company’s stake in Compania Minera Casuto (also known as Cia Contractual Casuto), which is the owner of Tauro 1-4 mining properties of the Casuto Project, increased from 55.125% to 65.125%.

●	The Company’s stake in Contract Mining Company - Free Gold (also known as Sociedad Contractual Free Gold), which is the owner of the Free Gold Project, increased from 50% to 99%.

●
The Company’s stake in Compania Minera Los Azules (also known as Sociedad Contractual Minera Los Azules), which is the owner of Los Azules 1-3 mining properties of the Casuto Project, increased from 55.125% to 65.125%.

●	The Company’s stake in Legal Minera Tauro Cinco (also known as Sociedad Legal Minera Tauro 5), which is the owner of Tauro 5 mining property of the Casuto Project, increased from 70% to 85.215%.

●	The Company’s stake in Legal Minera Tauro Seis (also known as Sociedad Legal Minera Tauro 6), which is the owner of Tauro 6 mining property of the Casuto Project, increased from 70% to 85.215%.

On February 3, 2011, the Company mailed to its stockholders a consent solicitation on Schedule 14A to solicit consent of the stockholders to:

●	Change the Company’s name from “USD Energy Corp.” to “Casablanca Mining Ltd.”; and

●	Approve a form of indemnification agreement that the board of directors may from time to time authorize the Company to enter into with selected directors and officers.

Based upon the record date of January 21, 2011, 51,508,878 shares of common stock were issued and outstanding and entitled to vote pursuant to the consent solicitation.   For the name change and the form of indemnification agreement to be approved, the Company needed to receive the written consent of stockholders representing a majority of the voting power of its outstanding common stock as of the record date.  The requisite consent was received on February 4, 2011, with 49,439,250 shares of common stock consenting to each action.

On February 4, 2011, the Company filed an amendment to its Articles of Incorporation to change its name from USD Energy Corp. to Casablanca Mining Ltd.  The amendment became effective upon filing with the Nevada Secretary of State.

On March 10, 2011, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Angelique de Maison (“Ms. de Maison”) whereby Ms. de Maison agreed to purchase up to 1,000,000 shares of common stock of the Company (the “Common Stock”) for a purchase price of $1.00 per share, in one or more installments as requested by the Company.  The purchase of 315,000 shares of Common Stock was completed concurrently with the execution of the Stock Purchase Agreement and the purchase of 230,000 shares of Common Stock was completed on March 16, 2011. Either party may terminate the Stock Purchase Agreement with respect to any shares of Common Stock not purchased on or before June 30, 2011.

Prior to the issuance of the shares as set forth above, Ms. de Maison beneficially owned 15.5% of the Company’s Common Stock.  Ms. de Maison may also be considered a related party to Zirk Engelbrecht, who is President and a director and of the Company, under the rules of the Securities Exchange Act of 1934.  Ms. de Maison, and any entity controlled by Ms. de Maison, disclaim beneficial ownership of any securities beneficially owned by Mr. Engelbrecht or any entity controlled by Mr. Engelbrecht, and Mr. Engelbrecht, and any entity controlled by Mr. Engelbrecht, disclaim beneficial ownership of any securities beneficially owned by Ms. de Maison or any entity controlled by Ms. de Maison.

On March 15, 2011  the Company’s wholly-owned subsidiary, Santa Teresa Minerals, S.A., signed an Engineering and Construction of an SX-CR Plant Agreement with Francisco Morales Rivera – Ingefibras E.I.R.L. and Nunez, Ojeda Y da Silva Limitada – RCG Ingenieria (together the “Contractor”) for Contractor to design and build a Solvent Extraction and Crystallization Plant in the Sulfatos Chile S.A. Anico Project.  The project shall be paid for in installments after the completion and verification of multiple scheduled milestones through the expected completion date of October 24, 2011.  The total project cost per the agreement is $1,150,000 plus taxes.

This Engineering and Construction Agreement requires the Contractor’s professionals and employees to carry out all aspects of the project in order to design, engineer, build and deliver a “turnkey”, fully operational, solvent extraction (SX) and Crystallization (CR) plant to produce a minimum of 341 tons of feed-grade quality pentahydrated copper sulfate.  In the event that a Feed-Grade quality is not obtained, the Contractor commits itself to introduce any modification necessary to the original design at its own expense.